                                                                      Exhibit 11


Endo Pharmaceuticals Holdings Inc.
Statement Regarding Computation of Per Share Earnings
(in thousands, except per share data)

                                                       Three Months Ended
                                                           March 31,
                                                           ---------
                                                       2001         2000
                                                       ----         ----
Numerator:
Net income (loss) available to common stockholders   $  5,376    $ (14,238)

Denominator:                                          102,064
For basic per share data - weighted average shares     89,139
Effect of dilutive stock options                          217           --
                                                     --------    ---------
For diluted per share data                            102,281       89,139
                                                     ========    =========

Basic income (loss) per share                        $    .05    $    (.16)
                                                     ========    =========

Diluted income (loss) per share                      $    .05    $    (.16)
                                                     ========    =========
